ASSET PURCHASE AGREEMENT

                                   dated as of

                                  May 10, 1999


                                 by and between


                             COMPUCOM SYSTEMS, INC.

                                       and

                        ENTEX INFORMATION SERVICES, INC.



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I  CERTAIN DEFINITIONS.................................................1

          1.1         Terms Defined in this Article............................1
          1.2         Other Definitions........................................5
          1.3         Accounting Terms.........................................6

ARTICLE II  PURCHASE AND SALE OF PURCHASED ASSETS..............................6

          2.1         Purchase and Sale of Purchased Assets....................6
          2.2         Consideration............................................8
          2.3         Time and Place of the Closing............................9
          2.4         Deliveries at the Closing................................9
          2.5         Open and In-Transit Purchase Orders.....................11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER.........................12

          3.1         Organization and Qualification..........................12
          3.2         Authority...............................................12
          3.3         Consents and Approvals; No Violation....................12
          3.4         Financial Statements....................................13
          3.5         Absence of Certain Changes; Conduct of Business.........14
          3.6         Fixed Assets............................................14
          3.7         Contracts and Commitments...............................14
          3.8         Title to Purchased Assets;
                        Mason Ohio Property Lease.............................15
          3.9         Intentionally Omitted...................................17
          3.10        Customers and Suppliers.................................17
          3.11        Intentionally Omitted...................................17
          3.12        Litigation..............................................17
          3.13        Compliance with Laws....................................18
          3.14        Permits.................................................18
          3.15        Taxes...................................................18
          3.16        Employees; Employee Benefit Plans; ERISA................19
          3.17        Labor Matters...........................................20
          3.18        Environmental Matters...................................22
          3.19        Intentionally Omitted...................................23
          3.20        Insurance...............................................23
          3.21        Warranties and Warranty Claims..........................23
          3.22        Certifications..........................................23
          3.23        Brokers and Finders.....................................23

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                                                                            Page


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF COMPUCOM........................24

          4.1         Organization and Qualification..........................24
          4.2         Authority...............................................24
          4.3         Consents and Approvals; No Violation....................24

ARTICLE V  COVENANTS PENDING CLOSING..........................................25

          5.1         Conduct of Business Pending the Closing.................25
          5.2         Cooperation.............................................26
          5.3         No Solicitation.........................................26
          5.4         Access to Information...................................26
          5.5         Consummation of Transaction, Consents,
                        Approvals and Filings.................................27
          5.6         Supplements to Schedules................................27
          5.7         Confidentiality.........................................27
          5.8         Tax Elections...........................................28

ARTICLE VI  CONDITIONS........................................................28

          6.1         Conditions to Each Party's Obligations to
                        Effect the Transactions Contemplated Hereby...........28
          6.2         Conditions to Obligations of Seller to Effect
                        the Transactions Contemplated Hereby..................28
          6.3         Conditions to Obligations of CompuCom to
                        Effect the Transactions Contemplated Hereby...........29

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................................29

          7.1         Termination.............................................29
          7.2         Effect of Termination...................................30
          7.3         Fees and Expenses.......................................30

ARTICLE VIII  INDEMNIFICATION.................................................30

          8.1         Survival; Right to Indemnification Not
                        Affected by Knowledge.................................30
          8.2         Indemnification by Seller...............................31
          8.3         Indemnification by CompuCom.............................32
          8.4         Procedures Relating to Indemnification..................32
          8.5         Limitations on Liability................................33

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                                                                            Page


ARTICLE IX  OTHER POST CLOSING COVENANTS AND AGREEMENTS.......................34

          9.1         Accounts Receivable.....................................34
          9.2         Transfer Taxes; Certain Real Estate Costs...............34
          9.3         Further Assurances......................................34
          9.4         Allocation of Purchase Price............................35
          9.5         Retained Liabilities....................................35
          9.6         Certain Liabilities; Prorations.........................35
          9.7         Cooperation Regarding Financial Statements..............36
          9.8         CompuCom Not a Successor................................36
          9.9         Records Retention.......................................36
          9.10        Marketing Development Obligations.......................37
          9.11        Returns.................................................37
          9.12.       Plan Account Records....................................37

ARTICLE X  EMPLOYEE AND LABOR MATTERS.........................................38

          10.1        Employment..............................................38
          10.2        Benefit Plans; Coverage.................................38
          10.3        Past Service Credit.....................................39
          10.4        Accrued Vacation........................................39
          10.5        401(k) Plan.............................................39
          10.6        Medical and Dental......................................40
          10.7        Long Term Disability....................................42
          10.8        WARN Act................................................42
          10.9        Life Insurance and Accidental Death
                        and Dismemberment.....................................42
          10.10       Employee Withholding and Reporting......................43
          10.11       Cooperation.............................................43
          10.12       Workers' Compensation...................................43

ARTICLE XI  GENERAL PROVISIONS................................................43

          11.1        Amendment...............................................43
          11.2        Waiver..................................................43
          11.3        Notices.................................................44
          11.4        Interpretation..........................................45
          11.5        Entire Agreement; No Third-Party Beneficiaries..........45
          11.6        Counterparts............................................45
          11.7        Assignment..............................................45
          11.8        Severability............................................45
          11.9        Dispute Resolution......................................46

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                                                                            Page


          11.10       Other Remedies..........................................47
          11.11       Governing Law...........................................47
          11.12       Public Announcements....................................47
          11.13       Attorneys' Fees.........................................47







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EXHIBITS
    Exhibit A                  Form of Bill of Sale
    Exhibit B                  Form of Instruments of Assignment and Assumption
    Exhibit C                  Form of Non-Competition and Referral Agreement
    Exhibit D                  Form of Transition Services Agreement
    Exhibit E                  Form of Sublease
    Exhibit F                  Form of Letter Agreement Regarding Mason
                                 Ohio Property


SCHEDULES
    Schedule 1.1               Intellectual Property
    Schedule 2.1(a)(iii)       Fixed Assets
    Schedule 2.1(a)(iv)        Owned Real Estate
    Schedule 2.1(a)(v)         Assumed Contracts
    Schedule 2.1(a)(vii)       Books and Records to Be Delivered to
                                 CompuCom at Closing
    Schedule 2.2(a)            Inventory Procedures, Valuation and Adjustments
    Schedule 2.4(a)(vii)       Matters to Be Covered in Opinion of Counsel of
                                 CompuCom
    Schedule 2.4(b)(viii)      Matters to Be Covered in Opinion(s) of Counsel
                                 of Seller
    Schedule 2.5               Open and In-Transit Purchase Orders
    Schedule 3.3               Consents and Approvals
    Schedule 3.5(a)            Conduct out of the Ordinary Course
    Schedule 3.5(b)            Disposal of Assets out of the Ordinary Course
    Schedule 3.7(a)            Contracts
    Schedule 3.7(b)            Contracts - Exceptions
    Schedule 3.8(a)            Certain Permitted Liens
    Schedule 3.8(b)            Lease; Lease Exception
    Schedule 3.8(c)            Owned Real Estate Compliance Exception
    Schedule 3.10              Customers and Suppliers
    Schedule 3.12              Litigation
    Schedule 3.14              Permits
    Schedule 3.15              Taxes
    Schedule 3.16              Employees
    Schedule 3.17              Labor Matters
    Schedule 3.18              Environmental Matters
    Schedule 3.21              Warranties
    Schedule 6.3(c)            Terminated Contracts
    Schedule 9.1               Accounts Receivable Management
    Schedule 9.11(A)           Vendor Returns Procedures

    Schedule 9.11(B)           Customer Returns Procedures
    Schedule 10.1(A)           Active Employees
    Schedule 10.1(B)           Inactive Employees

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of May 10, 1999, by and between CompuCom Systems, Inc., a corporation organized under the laws of the state of Delaware ("CompuCom"), and ENTEX Information Services, Inc., a corporation organized under the laws of the State of Delaware ("Seller").

     WHEREAS, Seller or subsidiaries of Seller own the Purchased Assets (as hereinafter defined);

     WHEREAS, Seller wishes to sell or cause such subsidiaries to sell, as the case may be, to CompuCom, and CompuCom wishes to purchase from Seller and such subsidiaries, as the case may be, all of the Purchased Assets, and, with respect to obligations thereunder after the closing, to assume the Assumed Contracts (as hereinafter defined), in each case, upon the terms and subject to the conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

     1.1 Terms Defined in this Article. For purposes of this Agreement, the following terms shall have the following meanings:

     "Affiliate" shall mean, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For the purpose of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     "Agreement" shall mean this Agreement, including the exhibits and schedules attached hereto and incorporated herein by reference.

     "Business" shall mean all of the business and operations currently conducted by the Technology Acquisition Services or "TAS" division of Seller.

     "CAC" shall mean the Customer Account Center of the Business, which is located at Mason, Ohio.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service thereunder, as amended.

     "Contract" shall mean any contract or agreement relating to the Business to which Seller is a party or by which Seller or any of the Purchased Assets may be bound or subject, excluding customer orders for products and Seller orders for inventory.

     "Employees" shall mean all employees of Seller whose services are used primarily by or in connection with the Business including employees on leave of absence, short and long term disability, layoff status with recall rights and part time employees.

     "Environmental Claim" shall mean any claim, action or written notice by any Person alleging potential liability under any applicable Environmental Law on the part of Seller or the Real Estate Sub (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence in, or release into, the environment at or prior to the Closing Date, of Materials of Environmental Concern at any location utilized by Seller in the Business, whether or not owned or operated by Seller or (b) any violation or alleged violation of any Environmental Law (i) by Seller at any location utilized in the Business at or prior to the Closing Date or (ii) by Real Estate Sub at the Owned Real Estate at or prior to the Closing Date.

     "Environmental Law" shall mean all laws and regulations of any Governmental Entity relating to (a) pollution or (b) protection of employee health or (c) the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" shall mean all assets of Seller other than the Purchased Assets.

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic (local, state or federal) or foreign.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" shall mean the intellectual property rights set forth on Schedule 1.1 hereto.

     "Knowledge of Seller" means the actual knowledge of one or more of the following persons: John A. McKenna, Jr., Kenneth A. Ghazey, John F. Lyons, Michael G. Archambault, Shirley S. Mehta, William K. Todd, Spencer McIlmurray, Lynne A. Burgess, William Betts, Patti Hanson, Kim Nathanson and Christopher Philpot.

     "Liabilities" shall mean liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent or otherwise, whether known or unknown and whether or not due.

     "Lien" shall mean any lien, mortgage, deed of trust, deed to secure debt, pledge, assignment, security interest, purchase money security interest, vendor's lien, charge, claim, levy, purchase option, call, right of first refusal, preemptive or similar right of a third party or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a lien or security interest and any filing of or agreement to file a financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Losses" shall mean losses, Liabilities, claims, damages and expenses (including reasonable legal fees and expenses); provided that Losses shall not include (i) any punitive or exemplary damages, except to the extent related to a Third Party Claim or (ii) any losses to the extent resulting from any action taken or omitted to be taken by the indemnified party, its Affiliates or any employee, agent, representative or contractor thereof.

     "Material Adverse Effect" shall mean a material adverse effect (or any development which could reasonably be expected to have a material adverse effect) on the business, assets, condition (financial or otherwise), results of operations or prospects of the Business or on the ability of Seller to satisfy its obligations hereunder, other than effects relating to or arising from (i) public announcement of the terms, provisions or existence of this Agreement,
(ii) economic conditions generally, excluding, however, the occurrence of a banking moratorium or other calamity or crisis the effect of which on financial markets is such as to cause CompuCom's lenders not to fund the financing required by CompuCom to consummate the transactions provided for in this Agreement or (iii) events or circumstances that affect the

Business in the same manner and to the same extent as other businesses in the industry generally.

     "Materials of Environmental Concern" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products regulated under any applicable Environmental Law.

     "Permits" shall mean all permits, certificates, consents, approvals, authorizations, orders, licenses, variances and franchises issued or granted by any Governmental Entity.

     "Person" shall mean any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or any other entity.

     "Retained Liabilities" shall mean any and all Liabilities of Seller and Real Estate Sub other than (i) Liabilities of Seller relating to or arising out of (a) the ownership after the Closing of the Purchased Assets, or (b) the operation after the Closing of the Business, (ii) Liabilities of Seller under the Assumed Contracts (other than those relating to the provision of services) and Liabilities of Seller referred to in Section 2.2(iv), in each case with respect to obligations to be performed after the Closing, (iii) Liabilities of Seller under customer orders for products not shipped prior to the Closing (other than Seller's bill-and-hold orders), (iv) Liabilities of Seller to configure and ship product under Seller's bill-and-hold orders and (v) Liabilities of Seller under Seller orders for inventory not received prior to the Closing. Retained Liabilities shall include, without limitation, all Taxes pertaining to the ownership of the Purchased Assets or operation of the Business prior to the Closing, any Year 2000 Problems or warranty Liabilities relating to products sold by Seller prior to the Closing, any liabilities of Real Estate Sub relating to or arising out of the ownership and use of the Owned Real Estate by Real Estate Sub prior to the Closing and any Environmental Claim.

     "SEC" shall mean the Securities and Exchange Commission.

     "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, value added taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other govern-mental charges, and other obligations of the same or of a similar nature to any of the foregoing, and the term "Tax" means anyone of the foregoing Taxes.

     "Taxing Authority" shall mean the Internal Revenue Service and any other Governmental Entity responsible for administration and collection of Taxes.

     "Tax Returns" shall mean all tax returns, declarations, statements, reports, schedules, forms and information returns of any Governmental Entity, and any amended Tax Returns, relating to Taxes.

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

     "Year 2000 Problem" shall mean the inability of computers to properly recognize date sensitive information when the year changes to 2000.

     1.2......Other Definitions. For purposes of this Agreement, the following terms are defined in the following Sections of this Agreement:

     Term                                              Defined in Section
     ----                                              ------------------

     Active Employees                                         10.1
     Additional CompuCom Documents                             4.2
     Additional Seller Documents                               3.2
     Aggregate Price                                           9.4
     Allocation Schedule                                       9.4
     Association                                              11.9(c)
     Assumed Contracts                                         2.1(a)(v)
     Balance Sheet                                             3.4(a)
     Bill of Sale                                              2.4(a)(i)
     Business Records                                          9.9(a)
     CERCLA                                                    3.18(d)
     Closing                                                   2.3
     Closing Date                                              2.3
     CompuCom's 401(k) Plan                                   10.5
     Confidentiality Agreement                                 5.7
     Continued Employees                                      10.1
     Deed                                                      2.4(a)(viii)
     Enforceability Exceptions                                 3.2
     ERISA Affiliate                                           3.16(a)
     Fixed Assets                                              2.1(a)(iii)
     Former Employees                                         10.1

     Inactive Employees                                       10.1
     Instrument of Assignment and Assumption                   2.4(a)(ii)
     Inventories                                               2.1(a)(i)
     Lease                                                     3.8(b)
     Mason Letter Agreement                                    2.4(a)(vi)
     Mason Ohio Property                                       2.4(a)(v)
     Non-Competition and Referral Agreement                    2.4(a)(iii)
     Notice Date                                              11.9(a)
     Nonexempt Continued Employees                            10.4
     Ohio Properties                                           3.15(g)
     Owned Real Estate                                         2.1(a)(iii)
     PCBs                                                      3.18(d)
     Permitted Liens                                           3.8(a)
     Plans                                                     3.16(a)
     Pre-Closing Disability                                   10.7
     Purchase Price                                            2.2
     Purchased Assets                                          2.1(a)
     Real Estate Sub                                           2.1(a)(iv)
     Seller's DCA                                             10.6(c)
     Seller's FSA                                             10.6(c)
     Seller's 401(k) Plan                                     10.5
     Sublease                                                  2.4(a)(v)
     Termination Date                                          7.1(b)
     Third Party Claim                                         8.4
     Title Company                                             2.4(b)(xii)
     Transition Services Agreement                             2.4(a)(iv)

     1.3......Accounting Terms. All accounting terms not specifically defined in this Agreement shall have the meanings given to them under GAAP, unless this Agreement expressly provides to the contrary.


                                   ARTICLE II

                      PURCHASE AND SALE OF PURCHASED ASSETS

     2.1......Purchase and Sale of Purchased Assets. (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to CompuCom (or, in the case of the Owned Real Estate and the Intellectual Property, cause a subsidiary to sell, convey, transfer, assign and deliver to CompuCom), and CompuCom will purchase the following (collectively, the "Purchased Assets"):

          (i) all inventories of products held for sale or lease or under customer orders for purchase and carried on the inventory of Seller (other than under a "YO" designation) as of 12:01 a.m. on the Closing Date (A) at the Erlanger, Kentucky Distribution Center, (B) at GTE's offices located at 3906 W. Airport Freeway, Irving, Texas 75062, and (C) at Boeing's offices located at 3290 146th PL, SE, Bellevue, Washington 98007 (the "Inventories");

          (ii) all Intellectual Property;

          (iii) the fixed assets of Seller located at Seller's Erlanger, Kentucky facility and at the CAC and laptop and desktop computers assigned to the Continued Employees, including, without limitation, the assets that are listed on Schedule 2.1(a)(iii) (collectively, the "Fixed Assets");

          (iv) the land located in Erlanger, Kentucky described in Schedule 2.1(a)(iv) owned by Seller's subsidiary Erlanger Land Co., Inc. (the "Real Estate Sub"), together with all buildings, improvements and fixtures located thereon (the "Owned Real Estate");

          (v) all rights (other than rights relating to the provision of services) under Contracts, including, without limitation, those listed on
     Schedule 2.1(a)(v) (collectively, the "Assumed Contracts"), other than (A) receivables relating to products shipped prior to the Closing, (B) rights to receive payments from vendors or manufacturers (x) under price protection or special pricing arrangements with respect to products sold prior to the Closing Date and (y) under vendor marketing development fund, coop and rebate programs to the extent deemed to be payable to Seller under the terms of Section 9.10 and (C) rights under Contracts with vendors or manufacturers of products for resale;

          (vi) all rights under customer orders in effect on the Closing Date for products (other than receivables relating to products sold by Seller prior to the Closing), all rights relating to the sale of products in connection with the Liabilities assumed pursuant to Section 2.2(iv), all rights under Seller orders for inventory and all customer lists and customer files of the Business; and

          (vii) the books and records relating to the Business and Purchased Assets listed on Schedule 2.1(a)(vii), and the right to have access to and copy all remaining books and records relating to the Business and Purchased Assets as specified in Section 9.9.

In the event that CompuCom is unable to locate any of the Fixed Assets after Closing, the exclusive remedy of CompuCom for any claim in respect thereof shall be pursuant to the indemnification provisions of Section 8.2.

     (b) Seller agrees to take commercially reasonable actions to enforce, at the request and expense of CompuCom, any covenants or other provisions in favor of, or for the benefit of, Seller contained in any contract between Seller and any of the Former Employees of the Business, or any consultant or agent of Seller, that limits the freedom of such Employee, consultant or agent to disclose information or to compete after the Closing with CompuCom in the Business.

     (c) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to CompuCom of any Purchased Assets (including any Assumed Contract) is prohibited by any applicable law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery, thereof, if any of the foregoing would constitute a breach of applicable law or the rights of any third party. Following the Closing, the parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor CompuCom nor any of their respective Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Entity, which fees shall be shared equally by Seller and CompuCom. Pending or in the absence of such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements to provide to CompuCom the benefits and liabilities of use of such Purchased Assets. If such authorization, approval, consent or waiver for the sale, conveyance, transfer, assignment or delivery of any such Purchased Assets is obtained, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Assets to CompuCom.

     2.2......Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in full consideration for the sale of the Purchased Assets and the deliveries required to be made by Seller pursuant to Section 2.4, at the Closing, CompuCom (i) will assume all Liabilities of Seller under the Assumed Contracts (excluding any obligations under such Contracts that are Retained Liabilities), (ii) will assume all Liabilities of Seller under customer orders for products not shipped prior to the Closing, (iii) will assume all Liabilities of Seller under Seller purchase orders for inventory received after 12:01 A.M. on the Closing Date, (iv) will assume all Liabilities of Seller under contracts to sell products, (v) will deliver the documents, instruments and writings required to be delivered by CompuCom pursuant to Section 2.4(a) and (vi) will pay the Purchase Price by wire transfer of immediately available funds to one or more bank accounts in the United States, which accounts shall be designated in writing by Seller not less than two business days prior to the Closing Date. Subject to the prorations required under Section 9.6, the "Purchase Price" will be the sum of the following:

          (a) $94,897,612.00, which represents the value of the Inventories established in accordance with the terms and procedures of Schedule 2.2(a); plus

          (b) $4,814,200.69 for the Fixed Assets; plus

          (c) $7,500,000 for the Owned Real Estate; plus

          (d) $1.00 for the Intellectual Property; plus

          (e) $30,000,000.

     CompuCom and Seller agree to pay to each other the commissions and fees computed in accordance with the provisions relating to commissions and referral fees of Exhibits D, E and F to the Non-Competition and Referral Agreement.

     2.3......Time and Place of the Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on May 10, 1999 at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, or at such other place, date or time as the parties may mutually agree in writing. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date." The parties agree that the Closing shall be effective as of the Closing Date, it being understood that payment of the Purchase Price will occur on May 11, 1999.

     2.4......Deliveries at the Closing. At the Closing:

     (a) CompuCom will deliver to Seller:

          (i) a duly executed counterpart of the bill of sale in substantially the form attached as Exhibit A (the "Bill of Sale");

          (ii) a duly executed counterpart of instruments of assignment and assumption in substantially the form attached as Exhibit B (the "Instruments of Assignment and Assumption");

          (iii) a duly executed counterpart of the noncompetition, referral and non-disclosure agreement in substantially the form attached as Exhibit C (the "Non-Competition and Referral Agreement");

          (iv) a duly executed counterpart of the transition services agreement in substantially the form attached as Exhibit D (the "Transition Services Agreement");

          (v) a duly executed counterpart of the sublease of the Corporate Account Center office space located in Mason, Ohio (the "Mason Ohio Property") in substantially the form attached as Exhibit E (the "Sublease");

          (vi) a duly executed counterpart of the letter agreement relating to the Mason Ohio Property in substantially the form attached as Exhibit F (the "Mason Letter Agreement");

          (vii) an opinion or opinions of counsel to CompuCom, dated the Closing Date, in a form reasonably satisfactory to Seller with respect to the matters set forth in Schedule 2.4(a)(vii);

          (viii) a deed in substantially the form attached as Exhibit G with respect to the Owned Real Estate, duly executed by CompuCom (the "Deed"); and

          (ix) all other documents, instruments and writings required to be delivered by CompuCom at or prior to the Closing Date pursuant to this Agreement.

Simultaneously with the consummation of the transfer, Seller will place CompuCom in possession and enjoyment of all Purchased Assets or the rights thereto.

     (b) Seller will deliver or cause to be delivered to CompuCom:

          (i) a duly executed counterpart of the Bill of Sale;

          (ii) a duly executed counterpart of the Instruments of Assignment and Assumption;

          (iii) a duly executed counterpart of the Non-Competition and Referral Agreement;

          (iv) a duly executed counterpart of the Transition Services Agreement;

          (v) a duly executed counterpart of the Sublease;

          (vi) an estoppel certificate from the landlord under the Lease relating to the Mason Ohio Property in form and substance reasonably satisfactory to CompuCom and its counsel; provided, however, that Seller shall in no event be obligated to deliver or cause to be delivered such estoppel certificate so long as Seller shall have used reasonable efforts (it being understood that such efforts shall in no event require Seller to commence any litigation or offer or grant any accommodation (financial or otherwise) to such landlord) to obtain such estoppel certificate and, notwithstanding such efforts, such landlord shall have failed to deliver to Seller such estoppel certificate;

          (vii) valid and binding consents of all Persons, if any, whose consent or approval for consummation of the transactions contemplated by this Agreement has been received;

          (viii) an opinion or opinions of counsel to Seller, dated the Closing Date, in a form reasonably satisfactory to CompuCom with respect to the matters set forth in Schedule 2.4(b)(viii);

          (ix) evidence satisfactory to CompuCom and its counsel of the release of all Liens on the Purchased Assets except for Permitted Liens;

          (x) the books and records relating to the Business and the Purchased Assets listed on Schedule 2.1(a)(vii);

          (xi) a duly executed counterpart of the Mason Letter Agreement;

          (xii) a commitment for an ALTA (1992) Extended Coverage Owner's Policy issued by First American Title Insurance Company (the "Title Company") dated the Closing Date, marked and executed by an authorized representative of the Title Company, showing marketable fee simple title to the Owned Real Estate in Real Estate Sub and otherwise in form and substance reasonably acceptable to CompuCom;

          (xiii) a current completion or "as-built" survey for the Owned Real Estate and the improvements located thereon, in such form as shall be required by the Title Company to omit the so-called standard survey exceptions from the title insurance commitment issued at Closing, and certified in a manner reasonably satisfactory to CompuCom and as otherwise required by the Title Company;

          (xiv) a duly executed affidavit stating Real Estate Sub's United States taxpayer identification number and that Real Estate Sub is not a foreign person, pursuant to Treasury Regulation Section 1.1445-2(b);

          (xv) the Deed duly executed by Real Estate Sub;

          (xvi) documentation transferring the Intellectual Property; and

          (xvii) a duly executed counterpart of all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

     2.5......Open and In-Transit Purchase Orders. Open and in-transit purchase orders shall be handled as described in Schedule 2.5.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to CompuCom as follows:

     3.1......Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties (including the Purchased Assets) and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business and in good standing in each jurisdiction in which properties owned, leased or operated by it, and included in the Purchased Assets, or the nature of the Business makes such qualification necessary, except where failure to be so qualified or licensed or in good standing would not reasonably be expected to result in a Material Adverse Effect. Seller has delivered to CompuCom complete and accurate copies of the certificate of incorporation and bylaws of Seller as amended to the date of this Agreement.

     3.2......Authority. Seller has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto (the "Additional Seller Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Additional Seller Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other necessary action on the part of Seller, and no other proceedings, corporate or otherwise, on the part of Seller or its shareholders is necessary to authorize the execution and delivery by Seller of this Agreement and the Additional Seller Documents and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery hereof by CompuCom, constitutes a valid and binding agreement of Seller, enforceable against Seller, in accordance with its terms, subject as to enforcement (i) to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) to general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law (the "Enforceability Exceptions").

     3.3......Consents and Approvals; No Violation. None of the execution and delivery by Seller of this Agreement or of any of the Additional Seller Documents, the consummation by Seller of the transactions contemplated hereby or thereby or compliance by Seller with any of the provisions hereof or thereof will (a) conflict with or result in a breach of any provision of the cer-tificate of incorporation or bylaws of Seller, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any filings required under the HSR Act and informational filings under the Exchange Act, (c) except as set forth in
Schedule 3.3, require the consent or approval of any Person (other than a Governmental Entity) or violate or conflict with, or result in a breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a Lien on any of the Purchased Assets under, any of the terms, conditions or provisions of any Assumed Contract, or (d) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Business.

     3.4......Financial Statements. (a) Seller has delivered to CompuCom: (i)
audited balance sheets of Seller as at its fiscal year end in each of fiscal years 1996 and 1997, and the related audited statements of operations, stockholders' equity (deficit) and cash flows for each of the fiscal years then ended, together with the report thereon of KPMG LLP, independent certified public accountants, (ii) a balance sheet of Seller at June 28, 1998 (including the notes thereto, the "Balance Sheet"), and the related statements of operations, stockholders' equity (deficit) and cash flows for the fiscal year then ended, together with the report thereon of KPMG LLP, independent certified public accountants, and (iii) an unaudited balance sheet of Seller at December 27, 1998 and the related unaudited statements of operations, stockholders' equity (deficit) and cash flows for the six months then ended, including in each case the notes thereto. Such financial statements fairly present the financial condition and the results of operations and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). The financial statements referred to in this
Section 3.4(a) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

     (b) Seller has delivered to CompuCom: (i) a profit and loss statement of the Business for the fiscal quarters ended September 28, 1997 through December 27, 1998; (ii) a product margin analysis of the Business for the fiscal quarters ended September 28, 1997 through December 27, 1998; (iii) a summary accounts receivable aging of the Business for each month-end from December 1997 through March 1999; (iv) a listing of "YO" inventory of the Business as of the date hereof; and (v) a perpetual inventory listing and inventory valuation analysis for the Erlanger, Kentucky Distribution Center as of May 10, 1999 by class code. The information referred to in this Section 3.4(b) is true and correct in all material respects.

     (c) Seller has delivered to CompuCom: (i) a statement of the revenues of the Business for the fiscal quarter ended March 28, 1999; (ii) a preliminary estimated product margin analysis of the Business for the fiscal quarter ended March 28, 1999; and
(iii) a summary accounts receivable aging of the Business at March 28, 1999. The information referred to in this Section 3.4(c) is, to the Knowledge of Seller, true and correct in all material respects, subject to adjustment in connection with the closing of Seller's books as of and for the fiscal quarter ended March 28, 1999.

     3.5......Absence of Certain Changes; Conduct of Business. (a) Except as set
forth in Schedule 3.5(a) or as reflected in the financial statements referred to in Section 3.4, since June 28, 1998, the Business has been conducted only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having, or which, insofar as reasonably can be foreseen, in the future is likely to have, a Material Adverse Effect.

     (b) Except as set forth in Schedule 3.5(b) or as reflected in the financial statements referred to in Section 3.4, since June 28, 1998, Seller has not (i) disposed of any material assets related to or used in the Business other than in the ordinary course of business, (ii) suffered any extraordinary losses or any damage, destruction or other casualty losses with respect to the Purchased Assets or (iii) waived any rights of substantial value relating to the Purchased Assets.

     3.6......Fixed Assets. The list of Fixed Assets on Schedule 2.1(a)(iii) was prepared from Seller's fixed asset subledger and, to the Knowledge of Seller, is accurate in all material respects and, in the case of tangible individual Fixed Assets with a net book value exceeding $10,000, was confirmed by a physical count.

     3.7......Contracts and Commitments. (a) Schedule 3.7(a) sets forth a complete and accurate list of each Contract:

          (i) pursuant to which Seller realized net product revenues in excess of $1,000,000 during the twelve months ended March 28, 1999;

          (ii) pursuant to which Seller purchased for re-sale to customers of the Business products having a cost to Seller in excess of $10,000,000 during the twelve months ended March 28, 1999;

          (iii) which is an Assumed Contract requiring annual payments in excess of $50,000 and pursuant to which Seller leases any of the assets used by Seller to operate the Business;

          (iv) that contains covenants or other provisions that will limit the freedom of CompuCom, upon acquisition of the Purchased Assets, to compete in any line of business or with any Person or in any area;

          (v) pursuant to which Seller licenses (either as a licensor or licensee), obtains or possesses any rights with respect to, or that otherwise relates to, the Intellectual Property;

          (vi) evidencing or relating to any Lien on the Purchased Assets which will be in effect immediately following the Closing; or

          (vii) evidencing or relating to any employment, bonus, commission, severance, non-compete or confidentiality agreement with or for the benefit of any of the Continued Employees.

     (b) Except as set forth in Schedule 3.7(b), Seller has delivered to CompuCom a complete and accurate copy (redacted as to any services provisions thereof) of each Contract described in subsection (a) above (or, in the case of confidentiality agreements, the standard form thereof). Except as set forth in
Schedule 3.7(b) or as would not have a Material Adverse Effect, to the Knowledge of Seller, each of the Assumed Contracts listed in Schedule 3.7(a) is in full force and effect and constitutes a legal, valid and binding obligation of each other Person that is a party thereto, enforceable against Seller and such other Person in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth in Schedule 3.7(b), or as would not have a Material Adverse Effect or as could result from consummation of the transactions contemplated by this Agreement as described on Schedule 3.3, to the Knowledge of Seller no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Assumed Contract. There are no outstanding rights to renegotiate any material amounts paid or payable to Seller under Assumed Contracts set forth on Schedule 3.7(a) with any Person and no such Person has made written demand for such renegotiation.

     (c) With respect to any Contract listed in response to Section 3.7(a)(ii), Seller represents that it does not have any other material agreements or arrangements, whether written or oral, with the vendors or manufacturers parties to such Contract relating to marketing development funds, price protection, stock balancing arrangements, volume incentives and rebates, permitted returns, repurchase arrangements or similar arrangements that are not contained in the applicable Contract listed on Schedule 3.7.

     3.8......Title to Purchased Assets; Mason Ohio Property Lease. (a) Seller
owns or has the right to use all the Purchased Assets free and clear of all Liens except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business which are not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings, (ii) liens arising under equipment leases with third parties entered into in the ordinary course of business, (iii) liens for taxes, assessments and other governmental charges which are not yet delinquent, (iv) easements, rights-of-way, restrictions or minor defects or irregularities in title, whether or not of public record, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the operation of the Business, (v) those arising out of acts done or suffered to be done by, and judgments against, CompuCom and those claiming by, through or under CompuCom, (vi) liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property over which Seller has easement rights and subordination or similar agreements relating thereto, (vii) the liens listed in Schedule 3.8(a) (collectively, "Permitted Liens"), (viii) liens under existing mortgages which will be discharged as to the Owned Real Estate from the proceeds Seller receives from CompuCom at Closing and (ix) liens under existing financing agreements which will be discharged as to the Inventory. At Closing Seller shall convey, or cause to be conveyed, to CompuCom good and valid title to all the Purchased Assets free and clear of any Lien other than Permitted Liens.

     (b) Schedule 3.8(b) contains a complete and accurate list of the documents constituting the lease of the Mason Ohio Property (which includes all amendments thereto) (the "Lease"), true copies of which documents have previously been delivered to CompuCom. Except as set forth in Schedule 3.8(b), (i) the Lease is in full force and effect, constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other Person that is a party thereto, and is enforceable against Seller and, to the Knowledge of Seller, such other Person in accordance with its terms, subject to the Enforceability Exceptions, (ii) Seller may enter into the Sublease with CompuCom and, upon consummation of the transactions contemplated by this Agreement the Lease will, at Closing, be in full force and effect, (iii) Seller has not received any written notice from the lessor under the Lease of the termination thereof, (iv) there is no default (including any failure by Seller to make timely payments to the lessor in accordance with the terms of such Lease) or event which, with notice or lapse of time, or both, would constitute a default on the part of Seller (nor, to the Knowledge of Seller, on the part of any other party thereto), and (v) Seller will transfer to CompuCom at Closing, good and valid title to the leasehold estate granted to CompuCom under the Sublease in the premises demised thereunder free and clear of any Lien, except for Permitted Liens.

     (c) The Owned Real Estate has sufficient access to public roads and is supplied with sufficient utilities to permit the operation of the Business as it is currently conducted on such Owned Real Estate. Neither Seller nor Real Estate Sub has received any written notice of termination of such access or utilities. Except as set forth in Schedule 3.8(c), to the Knowledge of Seller, the Owned Real Estate (including buildings and improvements) and Seller's occupancy, operation and use thereof conform to all applicable subdivisions, building codes, health, safety, setback and zoning ordinances, and other laws, regulations and requirements applicable to the current occupancy, use and operation thereof, except where the failure to so comply would not interfere in any material respect with the present occupancy, operation or use of the Owned Real Estate in connection with the Business. Neither Seller nor Real Estate Sub has received any written notice of any violation of any law, ordinance, rule or regulation referred to above, or any written notice of the existence of any condemnation or eminent domain proceeding with respect to the Owned Real Estate. The Owned Real Estate has no leases, subleases, licenses, concessions or other agreements, written or oral granting to any party other than Seller or holders of Permitted Liens of the type described in clauses (iv), (v), (vi) and (vii) of the definition thereof the right of use or occupancy of any portion of the Owned Real Estate. There are no options or rights of first refusal to purchase any of the Owned Real Estate or any portion thereof or interest therein. There are no parties other than Seller in possession of the Owned Real Estate other than holders of Permitted Liens of the type described in clauses (iv), (v), (vi) and
(vii) of the definition thereof.

     3.9......Intentionally Omitted.

     3.10.....Customers and Suppliers. Schedule 3.10 sets forth (a) a list of each customer of the Business from which Seller realized net product revenues in excess of $1,000,000 during the twelve months ended March 28, 1999, showing the total net product revenues of Seller attributable to each such customer during such twelve month period and further showing a breakdown of such revenues by products and configuration; and (b) a list of each supplier to the Business of products for resale to which Seller made payments aggregating $10,000,000 or more during the twelve months ended March 28, 1999, showing the total expenditures by Seller with respect to each such Person during such twelve month period. Except to the extent set forth in Schedule 3.10, since March 28, 1999, there has not been any adverse change in the business relationship of Seller with any customer or supplier named in Schedule 3.10 which would reasonably be expected to have a Material Adverse Effect, and none of such customers or suppliers has notified Seller in writing or otherwise that it has canceled or terminated, or threatened in writing to cancel or terminate, its relationship with Seller where such cancellation or termination would reasonably be expected to have a Material Adverse Effect nor, to the Knowledge of Seller, has there been any dispute with any such customers or suppliers which would reasonably be expected to have a Material Adverse Effect.

     3.11.....Intentionally Omitted.

     3.12.....Litigation. Except as set forth in Schedule 3.12, or as would not interfere in any material respect with the consummation of the transactions contemplated by this Agreement, there is no claim, suit, action or proceeding pending or, to the Knowledge of Seller after due inquiry, threatened against Seller relating to the Business or the Purchased Assets (and Seller is not aware of any basis for any such claim, suit, action or proceeding), nor is there any judgment, decree, order, injunction, writ or ruling of any Governmental Entity or any arbitrator outstanding against Seller that relates to the Business or the Purchased Assets.

     3.13.....Compliance with Laws. The Business has not been and is not now being conducted in violation in any material respect with any applicable law, statute, ordinance, rule, regulation, judgment, ruling, order, writ, injunction or decree of any Governmental Entity.

     3.14.....Permits. Schedule 3.14 contains a complete and accurate list of all Permits necessary for the operation of the Business, except for those Permits which may be reasonably obtained by CompuCom without material cost or delay. Seller has all Permits required by law or governmental regulations from all applicable Governmental Entities that are necessary to operate the Business as presently conducted and, Seller is not in default under, or in violation of or noncompliance with, any of such Permits, except where the failure to have any such Permit, or being in default under, or in violation of or noncompliance with any of such Permits, would not reasonably be expected to have a Material Adverse Effect.

     3.15.....Taxes. Except as set forth in Schedule 3.15:

          (a) No audit, assessments of Taxes, other examination by any Taxing Authority, proceeding or appeal of such proceeding relating to Taxes is in progress, pending or to the Knowledge of Seller threatened, with respect to any Tax Returns filed by, or Taxes due from, Seller that includes Taxes with respect to the Business. No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Seller or the Real Estate Sub does not file Tax Returns that either entity is or may be subject to taxation by that jurisdiction.

          (b) There are no Liens for Taxes (other than for current Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings) upon the Purchased Assets.

          (c) None of the Purchased Assets is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Code.

          (d) None of the Purchased Assets directly or indirectly secures any debt, the interest on which is tax-exempt in Section 103(a) of the Code.

          (e) None of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (f) The Seller is not a "foreign person" (as that term is defined in Section 1445 of the Code).

          (g) The items of tangible personal property included in Purchased Assets that are located in the State of Ohio (the "Ohio Properties") are included in Schedule 2.1(a)(iii) and are identified on such schedule as being located in the State of Ohio. The Ohio Properties were obtained by the Seller, through purchase or otherwise, for the Seller's own use in Ohio and have previously been subject to Ohio's taxing jurisdiction on its sale or use.

     3.16.....Employees; Employee Benefit Plans; ERISA. (a) Seller has delivered to CompuCom a complete and accurate list as of March 1999 of each Employee and such Employee's (i) hire date, (ii) title or position, (iii) current wage or salary rate, and (iv) accrued vacation pay and rate of accrual thereof. Schedule
3.16 contains a complete and accurate list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller would be deemed a "single employer" within the meaning of section 4001(a)(15) of ERISA, for the benefit of any Employee or former employee of the Business (the "Plans"). None of the Plans is subject to Title IV of ERISA.

     (b) With respect to each of the Plans, Seller has heretofore delivered or made available to CompuCom complete and accurate copies of each of the following documents, as applicable:

          (i) the Plan (including all amendments thereto);

          (ii) the latest annual report, if required under ERISA, with respect to each such Plan;

          (iii) the latest actuarial report, if required under ERISA, with respect to each such Plan;

          (iv) the most recent summary plan description, together with each summary of material modifications issued with respect to such summary plan description, required under ERISA with respect to such Plan; and

          (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof.

     (c) Except as set forth in Schedule 3.16, with respect to the Business:

          (i) Neither Seller nor any of its ERISA Affiliates, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which CompuCom could be subject to a material Tax imposed pursuant to Section 4980B of the Code;

          (ii) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including ERISA and the Code; and

          (iii) Each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that such Plan so qualifies and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

     3.17.....Labor Matters. (a) Except as set forth in Schedule 3.17, with respect to the Business:

          (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against or affecting the Business which would reasonably be expected to have a Material Adverse Effect;

          (ii) Seller is not a party to any collective bargaining agreement with any labor union applicable to Employees;

          (iii) none of the Employees is represented by any labor union and, to the Knowledge of Seller, no union organizing activities are ongoing with respect to Employees engaged in the Business;

          (iv) except as would not reasonably be expected to have a Material Adverse Effect, Seller has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation;

          (v) except as would not reasonably be expected to have a Material Adverse Effect, there is no unfair labor practice charge or complaint against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state, local or foreign agency with respect to Employees;

          (vi) except as would not reasonably be expected to have a Material Adverse Effect, there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Seller;

          (vii) except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, no charges relating to any Employees or former employee of Seller engaged in the Business are pending before the Equal Employment Opportunity Commission or any other corresponding state, local or foreign agency;

          (viii) no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws has threatened in writing to conduct an investigation with respect to or relating to Seller and, to the Knowledge of Seller, no such investigation is in progress which would reasonably be expected to have a Material Adverse Effect;

          (ix) to the Knowledge of Seller, there are no wage and hour claims filed against Seller with the United States Department of Labor or any corresponding state, local or foreign agency which would reasonably be expected to have a Material Adverse Effect;

          (x) there are no pending charges, complaints or citations relating to Seller with respect to Employees which would reasonably be expected to have a Material Adverse Effect and, to the Knowledge of Seller, neither the Occupational Safety and Health Administration nor any corresponding Governmental Entity has threatened to file any charge, complaint or citation;

          (xi) to the Knowledge of Seller, there is no pending investigation of, or complaint pending against, Seller by the Office of Federal Contract Compliance Programs or any corresponding state, local or foreign agency which would reasonably be expected to have a Material Adverse Effect;

          (xii) there are no complaints, controversies, lawsuits or other proceedings pending against Seller brought on behalf of any applicant for employment, any Employee or any former Employee of Seller engaged in the Business or classes of the foregoing, alleging breach of any express or implied contract of employment, any law, or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connect on with the employment relationship which would reasonably be expected to have a Material Adverse Effect; and

          (xiii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement violates any employment, non-competition, confidentiality or any other contract or agreement with any present or former Employees, contractors, or consultants of Seller which would reasonably be expected to have a Material Adverse Effect.

     (b) None of the Employees or former employees of Seller engaged in the Business at each of the Erlanger, Kentucky Distribution Center or the CAC has suffered or will suffer an "employment loss" (as defined in the WARN Act) during the 90-day period prior to the Closing Date.

     3.18.....Environmental Matters. Except as set forth in Schedule 3.18 or, in the case of clauses (a), (b) and (c), as would not reasonably be expected to have a Material Adverse Effect:

          (a) Seller and Real Estate Sub, as applicable, are in compliance with applicable Environmental Laws relating to the Business and the Purchased Assets, which compliance includes, but is not limited to, the possession by Seller or Real Estate Sub, as applicable, of all Permits required to operate the Business under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Seller nor Real Estate Sub has received any written communication that alleges that Seller or Real Estate Sub, as applicable, is not in compliance with all applicable Environmental Laws relating to the Business and the Purchased Assets. All Permits currently held by Seller or Real Estate Sub, as applicable, pursuant to the Environmental Laws relating to the Business and the Purchased Assets are identified in Schedule 3.18.

          (b) There is no Environmental Claim pending or, to the Knowledge of Seller, threatened against Seller or Real Estate Sub or, to the Knowledge of Seller, pending or threatened against any Person whose liability for any Environmental Claim Seller or Real Estate Sub has retained or assumed either by contract or assignment.

          (c) There are no releases or disposals of any Material of Environmental Concern that would reasonably be expected to result in any Environmental Claim against Seller or Real Estate Sub or against any Person whose liability for any Environmental Claim Seller or Real Estate Sub has retained or assumed either by contract or other agreement, in each case relating to the Business and the Purchased Assets.

          (d) Without in any way limiting the generality of the foregoing, (i) neither the Owned Real Estate nor the Mason Ohio Property is (x) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or
     (y) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pur-suant to CERCLA, or (z) to the Knowledge of Seller, included in any comparable published lists maintained by any Governmental Entity pursuant to any Environmental Law, (ii) neither Seller nor Real Estate Sub has used, installed or removed any underground storage tanks, and to the Knowledge of Seller there are no underground storage tanks now or previously present, at the Owned Real Estate or the Mason Ohio Property, and (iii) except as set forth in Schedule 3.18, to the Knowledge of Seller, there is no asbestos contained in or forming part of any building, building component, structure or office space located on the Owned Real Estate or on the Mason Ohio Property, and no polychlorinated biphenyls ("PCBs") or PCB containing items are used or stored at the Owned Real Estate or the Mason Ohio Property.

     3.19.....Intentionally Omitted.

     3.20.....Insurance. Seller has heretofore delivered or made available to
CompuCom a complete and accurate list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance bonds that insure the Purchased Assets or the operations of the Business, copies of which have been furnished to CompuCom. Such policies include all policies that are required in connection with the current operation of the Business by applicable laws or regulations or by the terms of any Contract.

     3.21.....Warranties and Warranty Claims. Schedule 3.21 lists and accurately summarizes all product warranties made by or on behalf of Seller which deviate from the applicable vendor or manufacturer warranties (except for deviations which only extend the applicable vendor or manufacturer warranty by not more than 90 days) with respect to sales of products to the twenty largest customers of the Business during the twelve months ended March 28, 1999 in terms of net product revenues.

     3.22.....Certifications. The Erlanger, Kentucky Distribution Center
operated on the Owned Real Estate has received, and continues to maintain and perform in accordance with, ISO 9001 certification. Seller has received and maintains certification for channel assembly programs from each of IBM, Compaq and Hewlett-Packard.

     3.23.....Brokers and Finders. Neither Seller nor any of its directors, officers, shareholders or Employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement for which CompuCom could be liable.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPUCOM

     CompuCom represents and warrants to Seller as follows:

     4.1......Organization and Qualification. CompuCom is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     4.2......Authority. CompuCom has all requisite power and authority, corporate and otherwise, to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by CompuCom pursuant hereto (the "Additional CompuCom Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional CompuCom Documents by CompuCom, and the consummation by CompuCom of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or other necessary action on the part of CompuCom, and no other proceedings, corporate and otherwise, on the part of CompuCom or its shareholders are necessary to authorize the execution and delivery of this Agreement and the Additional CompuCom Documents by CompuCom and the consummation by CompuCom of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by CompuCom and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a valid and binding agreement of CompuCom enforceable against CompuCom in accordance with its terms, subject as to enforcement to the Enforceability Exceptions.

     4.3......Consents and Approvals; No Violation. The execution and delivery by CompuCom of this Agreement or of any of the Additional CompuCom Documents, the consummation by CompuCom of the transactions contemplated hereby or thereby and compliance by CompuCom with any of the provisions hereof or thereof will not
(i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CompuCom, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any filings required under the HSR Act and for those which, if not obtained, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects, of CompuCom and would not materially impair CompuCom's ability to consummate the transactions contemplated by this Agreement, (iii) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termi-nation, cancellation, amendment or acceleration under, or result in the creation of a Lien on any of the assets of CompuCom pursuant to, any note, license, agreement, or other instrument or obligation to which CompuCom is a party or by which CompuCom or any of its assets may be bound or affected which would have a material adverse effect on CompuCom, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to CompuCom or any of its properties or assets.


                                    ARTICLE V

                            COVENANTS PENDING CLOSING

     5.1......Conduct of Business Pending the Closing. (a) From the date hereof through the Closing Date, except as may be expressly permitted or contemplated by this Agreement or as otherwise agreed to in writing by CompuCom, Seller shall cause the Business to be conducted in the usual, regular and ordinary course of business, consistent with past practice, and shall use all commercially reasonable efforts to preserve intact the Business, keep available the services of Employees and preserve its relationships with customers, suppliers, licensees, licensors, distributors, agents and others having business dealings with the Business. Without limiting the generality of the foregoing, without the prior written consent of CompuCom, during the period from the date hereof to the Closing Date, Seller shall not, with respect to the Business or the Purchased Assets, as the case may be:

          (i) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business (excluding Inventory purchased in the ordinary course of business);

          (ii) sell (including by sale-leaseback), lease, transfer, license (whether on an exclusive or non-exclusive basis), mortgage or otherwise encumber or subject to any Lien (except a Permitted Lien) any Purchased Assets or interests therein, other than in the ordinary course of business and consistent with past practice;

          (iii) except as set forth in the capital budget, undertake or commit to make any capital expenditure in excess of $100,000;

          (iv) adopt, enter into or amend or become obligated under any new profit sharing, stock option, pension, retirement, deferred compensation plan, agreement or trust for the benefit of any Employee or Former Employee;

          (v) enter into any Contract that contains any provision that, solely as a result of the consummation of the transactions contemplated by this Agreement, would (assuming that the other party's consent or approval is not obtained, to the extent re-quired) result in any penalty, additional payments or forfeiture that would be payable or sufferable by CompuCom at or after the Closing Date;

          (vi) enter into or amend any employment, severance, special pay agreement with respect to termination of employment or other similar agreements with any Employee;

          (vii) take any action that would, or could reasonably be expected to, result in (A) any of the representations and warranties of Seller set forth in this Agreement that are qualified as to materially becoming untrue, (B) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (C) any of the conditions set forth in Article VI not being satisfied; or

          (viii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Seller shall promptly advise CompuCom of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect.

     5.2......Cooperation. Subject to compliance with applicable law, from the date hereof through the Closing Date, Seller shall upon reasonable prior notice from CompuCom confer on a regular and frequent basis with one or more representatives of CompuCom to report operational matters of materiality and the general status of ongoing operations of the Business.

     5.3......No Solicitation. From the date hereof through the Closing Date,
Seller will not, and Seller will cause its officers, directors, stockholders, members, partners, employees and agents not to, directly or indirectly, solicit or negotiate with, or provide any nonpublic information relating to Seller or afford access to the properties, books or records of Seller to any third party that may be considering an acquisition of the Purchased Assets or a substantial portion thereof, or otherwise cooperate in any way with or assist or participate in, or facilitate or encourage any attempt by any Person to do or seek any of the foregoing. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller shall immediately notify CompuCom (a) after receipt of any offer or indication that any Person is considering making an offer for any such acquisition, which notice shall include the terms and conditions of such offer or indication, and (b) upon receipt of any request for nonpublic information relating to Seller or for access to the properties, books or records of Seller from any Person that may be considering any such acquisition.

     5.4......Access to Information. Upon reasonable notice from CompuCom,
Seller shall afford to CompuCom and its officers, directors, employees, accountants, counsel, financial advisors and other representa-tives, access during normal business hours throughout the period prior to the Closing Date to all of the properties, books and records relating to the Business or the Purchased Assets and, during such period, Seller shall furnish promptly to CompuCom all information concerning the Business and the Purchased Assets as CompuCom may reasonably request.

     5.5......Consummation of Transaction, Consents, Approvals and Filings. Each
of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and effecting all necessary registrations and filings, including all filings that are necessary under the HSR Act. CompuCom shall make or cause to be made all filings and submissions under laws and regulations applicable to CompuCom, if any, as may be required for the consummation of the transactions contemplated by this Agreement. Seller shall make or cause to be made all such other filings and submissions under laws and regulations applicable to Seller, if any, as may be required for the consummation of the transactions contemplated by this Agreement. CompuCom, on the one hand, and Seller, on the other, shall coordinate and cooperate in exchanging such information and shall provide reasonable assistance as may be requested by either of them in connection with the filings and submissions contemplated by this Section.

     5.6......Supplements to Schedules. From time to time prior to the Closing
Date, Seller shall supplement or amend the Schedules referred to herein with respect to any material matter arising after the date hereof that, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Prior to Closing Seller shall provide to CompuCom, as of a date that is within two days prior to the Closing Date, updated Schedules. If any such supplement or amendment shall include any matter which would result in a failure to satisfy the condition set forth in Section 6.3(a) and is unacceptable to CompuCom, CompuCom may deem the condition set forth in
Section 6.3(a) not to be satisfied; provided, however, that if CompuCom nonetheless determines to effect the Closing, such supplement or amendment to such Schedules shall not be taken into consideration for purposes of determining whether any Person is entitled to indemnification pursuant to Article VIII.

     5.7......Confidentiality. The terms and conditions of the Confidentiality
Agreement dated September 1, 1998, between CompuCom and Seller (the "Confidentiality Agreement") shall remain in full force and effect and shall apply to this Agreement.

     5.8......Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made without the prior consent of CompuCom.


                                   ARTICLE VI

                                   CONDITIONS

     6.1......Conditions to Each Party's Obligations to Effect the Transactions
Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in affect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

          (b) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Entity which would prevent the consummation of the transactions contemplated by this Agreement or imposes material conditions with respect thereto;

          (c) All consents and approvals of all Governmental Entities legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date; and

          (d) The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired.

     6.2......Conditions to Obligations of Seller to Effect the Transactions
Contemplated Hereby. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions: CompuCom shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of CompuCom contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and true and correct (if so qualified) on and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that any such representation or warranty ex-pressly relates to another date (in which case, as of such date) and Seller shall have received a certificate signed on behalf of CompuCom by one of its officers, to such effect.

     6.3......Conditions to Obligations of CompuCom to Effect the Transactions
Contemplated Hereby. The obligations of CompuCom to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and true and correct (if so qualified) on and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and CompuCom shall have received a certificate signed on behalf of Seller by one of its officers, to such effect;

          (b) Since December 27, 1998, there shall not have occurred any material adverse change in the Business or the Purchased Assets which cannot be eliminated or corrected prior to the Termination Date or any matters which have had or reasonably would have a Material Adverse Effect on the Business or the Purchased Assets which cannot be eliminated or corrected prior to the Termination Date; and

          (c) Seller shall have provided evidence to CompuCom to its satisfaction of the termination as of the Closing Date of the Contracts listed on Schedule 6.3(c).


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     7.1......Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual written consent of CompuCom and Seller;

          (b) by CompuCom or Seller if (i) the Closing Date shall not have occurred on or before June 1, 1999 (the "Termination Date"); (ii) any Governmental Entity, the consent of which is a condition to the obligations of each party hereto to consummate the transactions contemplated hereby, shall have determined not to grant its consent (or imposes material conditions with respect thereto); or (iii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable;

          (c) by CompuCom if (i) there has been a material breach by Seller of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by Seller of notice of such breach, or (ii) the condition listed in Section 6.3(c) shall not be capable of being satisfied on or prior to the Termination Date; or

          (d) by Seller if there has been a material breach by CompuCom of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by CompuCom of notice of such breach;

provided, that the right to terminate this Agreement (i) under Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date and (ii) under Section 7.1(c)(i) and Section 7.1(d) shall not be available to any party who at such time is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

     7.2......Effect of Termination. In the event of termination of this
Agreement by either CompuCom or Seller as provided in Section 7.1, this Agreement shall forthwith become void (except as set forth in Section 5.7, this Section 7.2, Section 7.3 and Article XI, which shall survive the termination) and there shall be no liability on the part of CompuCom or Seller except for any breach of any of their obligations under such Sections or Article. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any material breach of this Agreement.

     7.3......Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.


                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1......Survival; Right to Indemnification Not Affected by Knowledge. All
representations, warranties, covenants and obligations in this Agreement, the schedules and the certificates delivered pursuant to this Agreement will survive the Closing; provided that (i) the representations and warranties set forth in
Article III (other than those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.15, 4.1, 4.2 and 4.3) or in any certificate, instrument or other document delivered hereunder shall terminate twelve months after the Closing Date, (ii) the covenants and agreements set forth in this Agreement (other than those set forth in this Article VIII and in Articles IX, X and XI) shall terminate twelve months after the Closing Date and (iii) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.15, 4.1, 4.2 and 4.3 shall survive until the expiration of the applicable statute of limitations with respect thereto. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations. In the event that any matter which constitutes a breach of a representation or warranty of this Agreement also constitutes a matter which is a Retained Liability, the limitations on survival contained in this Section 8.1 shall not be deemed to be a restriction on CompuCom's ability to make a claim under this Article VIII for any Retained Liability.

     8.2......Indemnification by Seller. Seller shall indemnify CompuCom, its
Affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified person arising from, relating to or otherwise in respect of
(a) all Retained Liabilities; (b) any breach of, or inaccuracy in, any representation or warranty of Seller in this Agreement or any certificate, instrument or other document delivered pursuant hereto or in connection herewith (it being agreed and acknowledged by the parties that for the sole purpose of the right to indemnification pursuant to this Section 8.2, the representations and warranties of Seller contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach or inaccuracy results or may result in a Material Adverse Effect); (c) any breach of any covenant of Seller contained in this Agreement; and (d) any failure to comply with any applicable bulk sales or other similar laws relating to the protection of creditors relating to the sale of the Purchased Assets. Notwithstanding the foregoing, Seller shall only be liable with respect to claims under clause (b), (i) if those claims are made prior to termination of the related representation or warranty set forth in the proviso to the first sentence of Section 8.1 and (ii) if the aggregate of all Losses under clause (b) exceeds $500,000, in which case, Seller shall indemnify CompuCom for all such Losses up to $25,000,000.

     8.3......Indemnification by CompuCom. CompuCom shall indemnify Seller, its
Affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified person arising from, relating to or otherwise in respect of
(a) all Purchased Assets to the extent such Losses relate to an occurrence after the Closing Date (excluding any Retained Liabilities); (b) any breach of, or inaccuracy in, any representation or warranty of CompuCom contained in this Agreement or any certificate, instrument or other document delivered pursuant hereto or in connection herewith (it being agreed and acknowledged by the parties that for the sole purpose of Seller's right to indemnification pursuant to Section 8.3, the representations and warranties of CompuCom contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach or inaccuracy results or may result in a material adverse effect to CompuCom); and (c) any breach of any covenant of CompuCom contained in this Agreement. Notwithstanding the foregoing, CompuCom shall only be liable with respect to claims under clause (b), (i) if those claims are made prior to the termination of the related representation or warranty set forth in the proviso to the first sentence of Section 8.1 and (ii) if the aggregate of all losses under clause (b) exceeds $500,000, in which case, CompuCom shall indemnify Seller for all such Losses up to $25,000,000.

     8.4......Procedures Relating to Indemnification. (a) Each Person to be
indemnified pursuant to Section 8.2 or 8.3 agrees to give prompt notice to the indemnifying party of the assertion of any claim or the commencement of any suit, action or proceeding brought against it or sought to be collected by a third party from such indemnified Person (each a "Third Party Claim"), in respect of which indemnity may be sought by such indemnified Person under
Section 8.2 or 8.3; provided that the omission so to promptly notify the indemnifying party with respect to a Third Party Claim brought against or sought to be collected from such indemnified Person will not relieve the indemnifying party from any liability which it may have to such indemnified Person under
Section 8.2 or 8.3 except to the extent that such failure has materially prejudiced such indemnifying party with respect to the defense of such Third Party Claim. The indemnifying Person shall have the right to control the defense of any such Third Party Claim; provided, however, that the indemnified party shall have the right to control the defense of a Third Party Claim if such indemnified party shall have provided written notice to the indemnifying Person that such Third Party Claim is an insured event under any policy of insurance then maintained by the indemnified party in which event the indemnifying Person shall have the right to participate in (but not control) the defense of such Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the indemnifying Person shall be borne by the indemnifying Person. Except as otherwise provided herein, the indemnified party shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the indemnified party shall be borne by the indemnified party. The indemnifying party shall be liable for all Losses arising out of any set-tlement of any Third Party Claim. Neither party shall (i) settle any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld, provided, that no such consent shall be required if the Third Party Claim involves a settlement for money damages only, which the indemnifying party agrees to pay, or (ii) without the prior written consent of the other party effect any settlement of any pending or threatened proceeding in respect of which such other party is, or with reasonable foreseeability could have been, a party and indemnity could have been sought hereunder by such other party for a Third Party Claim brought against or sought to be collected from such other party, unless such settlement includes an unconditional release of such other party from all liability arising out of such proceeding (provided that, whether or not such a release is required to be obtained, the indemnifying party shall remain liable to such indemnified Person in accordance with Section
8.2 or 8.3 in the event that a Third Party Claim is subsequently brought against or sought to be collected from such indemnified Person). The indemnification required by Section 8.2 or 8.3, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills with reasonable documentation are received or Losses are actually incurred.

     (b) In the event any indemnified Person should have a claim against any indemnifying party under Section 8.2 or 8.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified person, the indemnified Person shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified Person so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified Person under
Section 8.2 or 8.3 except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party has disputed its liability with respect to such claim, the indemnifying party and the indemnified Person agree to proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with Section 11.9.

     8.5......Limitations on Liability. Any payment by an indemnifying party shall be reduced by the amount of insurance proceeds recovered from any Person with respect thereto, net of any insurance premium or future increase in such premium that becomes payable as a result of the indemnified Person filing the claim in respect of which such insurance proceeds were paid. If any indemnified party may have the right to recover Losses from a third party in addition to the indemnifying party, the indemnified party will first use all commercially reasonable efforts to recover from such third party and, to the extent not recovered from such third party, shall assign such right to the indemnifying party and shall reasonably cooperate (at the expense of the indemnifying party) in pursuing any rights against such third party. The indemnification provided under this Article VIII shall be the sole remedy for breaches or violations of this Agreement or documents, agreements and instruments contemplated hereby, except for claims of fraud or intentional misrepresentation.

                                   ARTICLE IX

                   OTHER POST CLOSING COVENANTS AND AGREEMENTS

     9.1......Accounts Receivable. The accounts receivable with respect to the
Business shall be handled in accordance with the terms and procedures set forth on Schedule 9.1. The accounts receivable with respect to the Business as of Closing shall be the property of Seller. CompuCom shall promptly transfer and deliver to Seller any cash or other property received by CompuCom after Closing in respect of any accounts receivable relating to the period prior to the Closing, and Seller shall promptly transfer and deliver to CompuCom any cash or other property received by Seller after Closing in respect of any accounts receivable relating to the period after the Closing.

     9.2......Transfer Taxes; Certain Real Estate Costs. (a) Seller and CompuCom
shall each pay one-half of any Liability for any transfer, sales, use, real estate transfer, recording or similar taxes (including any interest, penalties and/or additions to tax and any audit or litigation costs or expenses) resulting from, or attributable or related to, the sale, transfer or assignment to CompuCom of any of the Purchased Assets pursuant to this Agreement. The parties shall cooperate in obtaining any available exemptions from the foregoing. Any party being audited as contemplated by this Section 9.2(a) shall promptly notify the other party and the parties shall cooperate with each other in connection with any such audit.

     (b) CompuCom shall pay all premiums, recording fees, costs and expenses relating to any and all title insurance policies insuring title to the Owned Real Estate and surveys in respect of the Owned Real Estate. CompuCom shall pay for all recording and filing fees or charges payable with respect to any financing documents entered into by reason of CompuCom's financing of the transactions contemplated by this Agreement.

     9.3......Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to transfer any of the Purchased Assets to CompuCom or otherwise to carry out the purposes of this Agreement, the proper officers and directors of CompuCom and Seller shall execute such further documents (including assignments, acknowledgments and consents and other instruments of transfer) and shall take such further action. If at any time after the Closing Date CompuCom needs the cooperation of Seller or its employees in connection with any litigation, audit, dispute with a customer or vendor or employee or former employee or otherwise, Seller will cooperate with CompuCom, and use its best efforts to cause its employees to cooperate with CompuCom in connection therewith. If at any time after the Closing Date Seller needs the cooperation of CompuCom or its employees in connection with any litigation, audit, dispute with a customer or vendor or employee or former employee or otherwise, CompuCom will cooperate with Seller, and use its best efforts to cause its employees to cooperate with Seller in connection therewith.

     9.4......Allocation of Purchase Price. The Purchase Price and the other consideration for the Purchased Assets (the "Aggregate Price") will be allocated in accordance with Section 2.2. Subsequent to the Closing, Seller and CompuCom shall cooperate in the preparation of an agreed joint schedule (the "Allocation Schedule") allocating the Aggregate Price among the Purchased Assets in the manner required by section 1060 of the Code and the regulations thereunder. Seller and CompuCom each agrees to provide the other promptly with any other information required to complete the Allocation Schedule and to endeavor to complete the Allocation Schedule within five months following the Closing Date. CompuCom and Seller shall each timely (and in no event later than six months following the Closing Date) complete a Form 8594, Asset Acquisition Statement, consistent with such mutually agreed Allocation Schedule, shall provide such form to the other and shall file a copy of such form with its federal income tax return for the period that includes the Closing Date. CompuCom and Seller each further agrees (i) not to take any position for any Tax purpose inconsistent with the Form 8594 filed by such party, except to the extent required by law, and (ii) to file all Tax Returns consistent with such Form 8594, except to the extent required by law.

     9.5......Retained Liabilities. Seller will pay or otherwise adequately provide for the satisfaction of all of the Retained Liabilities as and when the same shall become due and payable.

     9.6......Certain Liabilities; Prorations. (a) All unpaid utility costs
(including, without limitation, charges for electricity, water, sewage, fuel oil, gas and telephone usage) incurred on or before the Closing Date at the Owned Real Estate or the Mason Ohio Property, and all unpaid ad valorem and property Taxes pertaining thereto incurred prior to Closing shall be pro rated as of the Closing Date between CompuCom and Seller (determined according to the actual use thereof by Seller to Closing or, if not so determinable, according to the number of days of use made by Seller to Closing), and CompuCom shall assume the obligation to pay such costs and Taxes (net of any prepaid amounts in the aggregate as of the Closing) relating to the period prior to Closing in accordance with the procedures set forth in Section 9.6(b) (net of any prepaid amounts in the aggregate as of the Closing). All payments relating to periods both before and after Closing made or to be made under any Assumed Contracts shall be similarly prorated as of Closing. Seller shall reimburse CompuCom for any payments made by CompuCom that relate to the period prior to Closing in accordance with the procedures set forth in Section 9.6(b). CompuCom shall reimburse Seller for any payments made by Seller that relate to the period on or after the Closing Date. All such payments to be made after Closing under the Assumed Contracts for periods after the Closing Date shall be paid by CompuCom as and when the same become due.

     (b) Prior to the Closing, Seller shall furnish CompuCom with an estimated accounting showing in reasonable detail the prorations to be made under Section 9.6(a). If Seller or CompuCom shall owe any obligation to the other as a result of such prorations, the Purchase Price shall be adjusted to reflect such prorations. With respect to any prorated amounts that were estimated at Closing, promptly after the actual amount is determined, CompuCom shall furnish Seller with an accounting showing in reasonable detail the actual proration of such amounts, and any net amount due shall be paid by the party owing such amount to the other within ten days after such final accounting is delivered by CompuCom.

     9.7......Cooperation Regarding Financial Statements. In connection with any filings to be made by CompuCom under the Securities Act of 1933, as amended, or the Exchange Act with respect to or as a result of the transactions contemplated by this Agreement, Seller shall (i) use commercially reasonable efforts to provide to CompuCom the financial and other information and documents pertaining to the Business that CompuCom will be required by applicable SEC rules and regulations to be included in its filings, (ii) use commercially reasonable efforts to cause the accountants for Seller to deliver such consents and reports in and provide access to files and work papers in connection therewith as CompuCom may reasonably request and (iii) generally use commercially reasonable efforts to cooperate with CompuCom in connection therewith.

     9.8......CompuCom Not a Successor. None of the parties hereto intends that
CompuCom, or any of its Affiliates, shall be deemed to be a successor to Seller.

     9.9......Records Retention. (a) CompuCom and Seller agree that so long as any books, records and files (the "Business Records") retained by Seller relating to the Business, or the Business Records of Seller delivered to the control of CompuCom pursuant to this Agreement, remain in existence and available, each party at its expense shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Each party shall undertake reasonable measures (i) to preserve in good order to the extent required by law the Business Records of Seller retained by each party, respectively, and (ii) to not destroy or allow the destruction of any such Business Records without first offering in writing to deliver them to the other party.

     (b) Seller and CompuCom shall (i) each provide the other, and CompuCom shall cause Real Estate Sub to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and CompuCom shall cause Real Estate Sub to retain and provide Seller, with any records or other information which may be relevant to such Tax Return, for audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, CompuCom shall retain, and shall cause Real Estate Sub to retain, and Seller shall retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which would be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first offering in writing to deliver them to the other party.

     9.10.....Marketing Development Obligations. All marketing development funds, coop payments and rebates which are payable to Seller as of the Closing upon request without further performance of any obligations for the benefit of the applicable vendor or manufacturer by CompuCom after the Closing shall belong to the Seller. CompuCom agrees to pay in cash to Seller that portion of any marketing development funds, coop payments, and rebates received by CompuCom and the value of any utilized credits or discounts that benefit CompuCom, pursuant to any program under which the calculation of the amount received by or benefiting CompuCom took into account the purchase or sale, as the case may be, of a product by Seller or the performance of any other obligation by Seller for the benefit of the applicable vendor or manufacturer, which reflects the relative contribution of such purchases, sales or performance, as the case may be, to the payment or benefit received by CompuCom. CompuCom and Seller shall use their respective reasonable efforts to cause vendors and manufacturers with marketing development fund, coop and rebate programs under which Seller has purchase, sale or performance credits as of the Closing to transfer such credits to CompuCom. CompuCom will provide Seller and soon as practicable following June 30, 1999 an accounting of amounts, if any, due Seller under this Section 9.10. If Seller should receive after Closing any marketing development funds, coop payments or rebates which are payable to CompuCom, Seller agrees to promptly remit them to CompuCom.

     9.11.....Returns. After the Closing, outstanding vendor returns and pending vendor returns shall be handled in accordance with the terms and procedures set forth in Schedule 9.11(A). After the Closing, customer returns shall be handled in accordance with the terms and procedures set forth in Schedule 9.11(B).

     9.12.....Plan Account Records. Seller shall deliver, or cause to be delivered, to CompuCom plan account records for the Seller's 401(k) Plan in respect of Continued Employees whose completeness and accuracy is such that they will not cause CompuCom to incur material additional expense in connection with the asset transfer provided for in Section 10.5 hereof.

                                    ARTICLE X

                           EMPLOYEE AND LABOR MATTERS

     10.1.....Employment. Effective as of the Closing, CompuCom shall offer to employ each Employee listed on Schedule 10.1(A) who is actively at work on the Closing Date ("Active Employees"), and CompuCom shall offer to employ any Employee listed on Schedule 10.1(A) or Schedule 10.1(B) who is not actively at work on the Closing Date due to leave of absence, short-term disability leave (including those individuals who are absent due to illness or injury for a period of less than five days), military leave or layoff with recall rights or reemployment rights under the Family and Medical Leave Act or any other applicable law (collectively, "Inactive Employees") upon the conclusion of their leave or layoff, so long as such individual returns to active employment within the period during which the individual has a protected right of recall or reemployment under applicable law. For purposes hereof, any Employee listed on
Schedule 10.1(A) who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty or bereavement leave) in accordance with applicable policies of Seller shall be deemed to be an Active Employee. CompuCom's offer of employment shall be at the same base salary and at a substantially similar position as in effect on the Closing Date. For purposes of this Article X, Active Employees who immediately following the Closing become employed by CompuCom and Inactive Employees, to the extent that they become employed by CompuCom, shall be referred to herein collectively as "Continued Employees." For purposes hereof, an employee of Seller who has terminated employment for any reason (including retirement and long-term disability) on or prior to the Closing shall be referred to herein as a "Former Employee" to the extent such employee is not a Continued Employee. Except as herein specifically provided, Seller shall be liable for all employment claims, benefit claims and obligations in respect of Continued Employees, Former Employees, and their respective eligible dependents and beneficiaries, that arise prior to or on the Closing Date. Except as specifically provided herein, CompuCom shall be liable for employment claims, benefit claims and obligations in respect of only Continued Employees, and their respective dependents and beneficiaries, that arise after the Closing Date; provided, however, that CompuCom shall not be liable for any such employment claims, benefit claims or obligations that arise or are payable with respect to Inactive Employees prior to the date such Inactive Employees become employed by CompuCom, or any such employment claims, benefit claims or obligations with respect to any Inactive Employees who do not become employed by CompuCom in accordance with this Section 10.1, all of which employment claims, benefit claims and obligations shall remain with the Seller.

     10.2.....Benefit Plans; Coverage. Subject to the provisions of this Article
X, CompuCom shall offer coverage under CompuCom's benefit plans and arrangements to Continued Employees in accordance with the terms and conditions of such plans and arrangements and at a level which is substantially similar to the coverage and benefit opportunities offered under such plans to comparable CompuCom employees.

     10.3.....Past Service Credit. In administering any employee benefit plans and any fringe benefit plans, including vacation programs and policies, for the Continued Employees on or after the Closing Date, CompuCom will grant full credit to each Continued Employee for all service of such Continued Employee with Seller or its Subsidiaries for purposes of vesting and eligibility for which such service was recognized by Seller under its comparable employee benefit plans and arrangements.

     10.4.....Accrued Vacation. CompuCom and its Affiliates shall honor all unused vacation accrued by Continued Employees who are not exempt from the overtime provisions of the Fair Labor Standards Act ("Nonexempt Continued Employees") as of the Closing Date under the respective programs and policies of Seller and its Subsidiaries which were applicable to such Nonexempt Continued Employees immediately prior to the Closing Date. Any such unused vacation of such Nonexempt Continued Employees shall be administered by CompuCom and may be taken by such Nonexempt Continued Employees only, in accordance with CompuCom's vacation programs and policies.

     10.5.....401(k) Plan. Each Continued Employee eligible to participate in the Entex 401(k) Retirement Savings Plan ("Seller's 401(k) Plan") as of the Closing shall become eligible to participate in the CompuCom Systems, Inc. 401(k) Matched Savings Plan ("CompuCom's 401(k) Plan") in accordance with the terms of CompuCom's 401(k) Plan. Continued Employees shall receive credit for all service with Seller and its Affiliates for purposes of eligibility and vesting under CompuCom's 401(k) Plan. Effective as of the Closing Date, each Continued Employee shall cease active participation in Seller's 401(k) Plan.

     As soon as practical following the Closing Date, assets of the Seller's 401(k) Plan equal to the aggregate account balances of the Continued Employees under the Seller's 401(k) Plan shall be transferred to CompuCom's 401(k) Plan; provided, however, that Seller shall not be obligated to effect the plan asset transfer provided for herein prior to its receipt from CompuCom of either (i) a current favorable Internal Revenue Service determination letter regarding the tax-qualified status of CompuCom's 401(k) Plan or (ii) an opinion, in form and substance satisfactory to Seller, from CompuCom's counsel that the CompuCom's 401(k) Plan, in form, satisfies the tax qualification requirements of Sections 401(a) and 401(k) of the Code. The transfer to CompuCom's 401(k) Plan shall be made in cash or notes evidencing plan loans to Continued Employees, and any outstanding balances of plan loans to Continued Employees shall be transferred with the underlying accounts. The account balances of the Continued Employees shall be valued as of the date on which their transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested through the date on which the transfer is made.

     Pending the transfer of assets to CompuCom's 401(k) Plan, Seller will make distributions to Continued Employees on the basis of their employment status with CompuCom (i.e., shall treat a separation from CompuCom's service as if it were a separation from Seller's service). In addition, pending the transfer of assets to CompuCom's 401(k) Plan, Continued Employees shall have the ability to direct the investment of their accounts under Seller's 401(k) Plan and receive plan loans from Seller's 401(k) Plan, in each case in the same manner as other participants in Seller's 401(k) Plan. Except in the case of any such loan with respect to which (a) applicable law requires a new employee and/or spousal consent for such withholding, and (b) the Continued Employee and/or his or her spouse refuse to provide such required consent, Loans from Seller's 401(k) Plan to Continued Employees which are outstanding during the period from the Closing Date through the date of transfer of assets to CompuCom's 401(k) Plan (or such other, earlier date as shall be mutually agreed to by Seller and CompuCom) shall be serviced by having CompuCom make applicable payroll deductions which shall be forwarded to Fidelity Institutional Retirement Service Company, as plan administrator, for payment to Seller's 401(k) Plan.

     Effective on the date of the transfer of assets of Seller's 401(k) Plan to CompuCom's 401(k) Plan, (i) CompuCom and CompuCom's 401(k) Plan shall assume all liabilities to pay benefits in connection with the transferred assets, and (ii) Seller and Seller's 401(k) Plan shall have no further liability to pay benefits with respect to the assets and liabilities that are transferred. The parties agree that the transfers described in this Section 10.5 shall be made in accordance with Section 414(1) of the Code.

     CompuCom and Seller agree that, except to the extent that such matter is determined otherwise by an applicable administrative ruling or generally applicable guidance of the Internal Revenue Service or the Treasury Department or a final "determination" (within the meaning of Section 1313(a) of the Code), both CompuCom and Seller shall, for purposes of determining the consequences of the transactions contemplated by this Agreement with respect to both CompuCom's 401(k) Plan's and Seller's 401(k) Plan's participation, nondiscrimination, and average deferral percentage testing (Sections 410(b), 401(a)(4), 401(a)(17), 401(k), 414(q), and 414(s) of the Code), treat the Continued Employees in the same way as they would any other employees who might have terminated employment with Seller in 1999 and, also in 1999, commenced employment with CompuCom and satisfied the eligibility requirements of CompuCom's 401(k) Plan by virtue of service actually performed for CompuCom.

     10.6.....Medical and Dental. (a) Seller shall be responsible in accordance with its applicable medical and dental plans for all medical and dental claims for expenses incurred prior to the Closing Date by Continued

Employees and their dependents. Reimbursement of Continued Employees and their dependents for such medical and dental expenses shall be determined in accordance with the terms of Seller's medical and dental programs as then in effect. Seller shall terminate coverage of Continued Employees and their dependents effective for claims for medical and dental expenses incurred on and after the Closing Date. CompuCom shall be responsible in accordance with its applicable medical and dental plans for all medical and dental claims made by Continued Employees and their dependents for expenses incurred on and after the Closing Date. Reimbursement of Continued Employees for such medical and dental expenses shall be determined in accordance with the terms of CompuCom's medical and dental programs. For purposes of this Section 10.6, a medical or dental claim otherwise covered under Seller's or CompuCom's applicable medical or dental plan shall be deemed incurred when the services giving rise to the claim are rendered (regardless of when such claim is billed by the service provider or filed by the Continued Employee). No waiting period or exclusion from coverage of any pre-existing medical condition shall apply to any such Continued Employee's (or eligible dependent's) participation in CompuCom's applicable medical or dental plans on and after the Closing Date; provided, however, that with respect to any Continued Employee (or eligible dependent) who is subject to a waiting period or exclusion from coverage of any pre-existing medical condition under any of Seller's applicable medical or dental plans as of the Closing Date, such Continued Employee (or eligible dependent) shall continue to be subject to such a waiting period or exclusion from coverage to the extent required by CompuCom's applicable medical or dental plans, but shall receive full credit under CompuCom's applicable welfare benefits plan for the time during which they have been subject to the exclusion from coverage of any pre-existing medical condition under any of Seller's medical or dental plans as of the Closing Date. All charges and expenses of such Continued Employees and their eligible dependents which were applied to the deductible and out-of-pocket maximums under Seller's medical or dental plans during the plan year of Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable in the plan year of CompuCom in which the Closing Date falls. Notwithstanding anything to the contrary in this Section 10.6(a), all rights, obligations and duties with respect to Seller's flexible spending arrangements shall be governed by Section 10.6(c).

     (b) Seller shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Former Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) prior to, on, or after, the Closing Date. CompuCom shall be responsible solely for continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Continued Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) after the Closing Date.

     (c) CompuCom shall, effective as of the Closing, allow Continued Employees to participate in its flexible spending account and dependent care assistance plans by (i) honoring all elections made by Continued Employees under Seller's flexible spending account plan ("Seller's FSA") and Seller's dependent care assistance plan ("Seller's DCA") in respect of the year in which the Closing Date occurs and (ii) giving credit thereunder for all unused amounts credited in respect of each Continued Employee as of the Closing Date under Seller's FSA and Seller's DCA; provided, however, that CompuCom's covenant in this paragraph is contingent upon receipt from Seller, Seller's FSA or Seller's DCA of the unused credit amounts in each Continued Employee's accounts in Seller's FSA and Seller's DCA, after netting of credit and debit amounts in different individual Seller FSA and Seller DCA accounts.

     10.7.....Long Term Disability. Except as provided in the following sentence, Seller shall continue to be responsible in accordance with its applicable long-term disability plans, for all long-term disability income benefits payable to (a) Inactive Employees who are not actively employed on the Closing Date due to a short-term disability or other illness or injury and who thereafter become eligible under Seller's applicable long-term disability plans without an intervening return to active employment and (b) Former Employees who, as of the Closing, are on a long-term disability leave (a "Pre-Closing Disability") for the duration of such Pre-Closing Disability (including for periods following the Closing). Solely with respect to any disability of any Continued Employee incurred on or after the Closing Date, the terms of any otherwise applicable CompuCom long-term disability plan shall apply to such Continued Employee.

     10.8.....WARN Act. CompuCom agrees to provide any required notice under the
WARN Act, and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN
Act) or similar event affecting Employees listed on Schedule 10.1A and occurring on or after the Closing. Seller agrees to provide any required notice under the WARN Act, and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN
Act) or similar event affecting Employees not listed on Schedule 10.1A and occurring on or after the Closing.

     10.9.....Life Insurance and Accidental Death and Dismemberment. CompuCom
shall be responsible for all life insurance and accidental death and dismemberment insurance coverage of Continued Employees and their dependents for claims incurred by such employees or their dependents on and after the Closing Date in accordance with the terms of any applicable CompuCom death benefit or accidental death or dismemberment plans or life insurance policies. Seller shall be responsible for all claims incurred prior to the Closing Date in respect of Former Employees and Continued Employees.

     10.10....Employee Withholding and Reporting. As to all Continuing
Employees, CompuCom and Seller agree that they will follow the "standard procedure" set forth in Section 4 of Rev. Proc. 96-60 promulgated by the Internal Revenue Service with respect to reporting of wages and other compensation. CompuCom agrees to furnish Seller's Forms W-2 to Continued Employees to the extent such Forms W-2 are timely forwarded by Seller to CompuCom. In accordance with Section 4 of Rev. Proc. 96-60, CompuCom will obtain new Forms W-4 from Continued Employees. CompuCom agrees that, pursuant to
Section 3121(a)(1) of the Code, for purposes of determining whether it has paid compensation to Continuing Employees equal to the contribution and benefit base (as determined under Section 230 of the Social Security Act) during the calendar year which includes the Closing Date, any compensation paid to such Continuing Employees by Seller during such calendar year prior to the Closing Date shall be considered as having been paid by CompuCom.

     10.11....Cooperation. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by Article X of this Agreement.

     10.12....Workers' Compensation. All Former or Continued Employees who are
currently receiving workers' compensation benefits shall continue to receive workers' compensation benefits under Seller's workers' compensation insurance policy after the Closing Date (to the extent they continue to be eligible for workers' compensation benefits), except to the extent of any benefits payable in respect of a new event or occurrence after the Closing Date.


                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1.....Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.2.....Waiver. The failure of any party hereto to comply with any representation, warranty, covenant or agreement contained in this Agreement may be waived only by a written instrument signed by the party granting such waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement and no failure by any party to take any action with respect to any breach of this

Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action. The waiver by any party hereto of a breach of any provision hereunder shall not operate as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.3.....Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or
(c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed to the parties at the following addresses (or at such other address as the parties hereto shall specify by like notice):

                  If to Seller, to:

                           ENTEX Information Services, Inc.
                           Six International Drive
                           Rye Brook, NY 10573
                           Facsimile No. (914) 935-3720

                           Attention:     Lynne A. Burgess, Esq.
                                          Senior Vice President and
                                          General Counsel

                  with a copy (which shall not constitute notice to ENTEX Information Services, Inc.) to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, NY 10005
                           Facsimile No.: (212) 269-5420

                           Attention:     Gerald S. Tanenbaum, Esq.

                  If to CompuCom, to:

                           CompuCom Systems, Inc.
                           7171 Forest Lane
                           Dallas, Texas  75230
                           Facsimile No.: (972) 856-5395

                           Attention:     Ms. Lazane M. Smith,
                                          Senior Vice President
                                          and Chief Financial Officer
               with a copy (which shall not constitute notice to CompuCom) to:

                           Strasburger & Price, L.L.P.
                           901 Main Street, Suite 4300
                           Dallas, Texas 75202
                           Facsimile No. (214) 651-4330

                           Attention:     Frederick J. Fowler, Esq.

     11.4.....Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When ever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     11.5.....Entire Agreement; No Third-Party Beneficiaries. This Agreement,
including the documents referred to herein, and the Confidentiality Agreement
(a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except as otherwise provided in Article VIII is not intended to confer upon any Person other than the parties any rights or remedies.

     11.6.....Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     11.7.....Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that CompuCom may assign, in its sole discretion any of or all its rights, interests and obligations under this Agreement to any of its direct or indirect wholly owned subsidiaries, but any such assignment shall not release CompuCom from its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     11.8.....Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.9.....Dispute Resolution.

     (a) Good-Faith Negotiations. If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of each party. If the parties are unable to resolve the dispute between them through these face-to-face negotiations, within 20 business days (or such period as the parties shall otherwise agree) following the date of notification (the "Notice Date") by one party to the other of the existence of such dispute, then any such disputes shall be resolved in the following manner.

     (b) Mediation. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation under the CPR Mediation Procedures for Business Disputes. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

     (c) Binding Arbitration. Any action, suit or proceeding or related series of actions, suits or proceedings where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed $2,000,000, arising out of or relating to this Agreement or any other agreement executed in connection herewith (other than the Non-Competition and Referral Agreement) or the breach, termination or validity thereof which has not been resolved by mediation as provided herein within 90 days of the Notice Date, shall be submitted to binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware including law in respect of any statute of limitations. The arbitration shall be conducted at the Association's regional office located in New York, New York by three arbitrators, at least one of whom shall be knowledgeable in business acquisitions one of whom shall be an attorney and one of whom shall be a member of a "Big Five" accounting firm familiar with businesses engaged in selling personal computer hardware, software and peripherals and information technology services to large businesses. The arbitrators are not empowered to award damages in excess of compensating damages and each party hereby irrevocably waives any right to recover such damages with respect to any such dispute. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction.

     (d) Litigation. Each party shall have the right to litigate any action, suit or proceeding or related series of actions, suits or proceedings where the amount in controversy as to at least one party, exclusive of interest and costs, is more than $2,000,000 arising out of or relating to this Agreement or any other agreement executed in connection herewith or the breach, termination or validity thereof which has not been resolved by mediation as provided herein within 90 days of the Notice Date.

     (e) Retention of Equitable Rights. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but equitable relief shall not be sought as a means to avoid or stay arbitration.

     (f) Performance Pending Resolution of Disputes. Each party is required to continue to perform its obligations under this contract pending final resolution of any dispute arising out of or relating to this contract, unless to do so would be impossible or impracticable under the circumstances.

     11.10....Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     11.11....Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     11.12....Public Announcements. The parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement, or the transactions contemplated hereby (including the financial terms hereunder), and shall not issue any such press release or public announcement prior to such consultation or to which the other party shall reasonably object, except as may be required by law or judicial process.

     11.13....Attorneys' Fees. If any litigation, arbitration or other proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     IN WITNESS WHEREOF, CompuCom and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized in each case as of the date first written above.

                        COMPUCOM SYSTEMS, INC.


                        By:  /s/ M. Lazane Smith
                             ----------------------------------------
                             Name:     Lazane M. Smith
                             Title:    Senior Vice President and
                                         Chief Financial Officer


                        ENTEX INFORMATION SERVICES, INC.


                        By:  /s/ Kenneth A. Ghazey
                             ----------------------------------------
                             Name:  Kenneth A. Ghazey
                             Title:    President

                              SCHEDULE 2.4(a)(vii)

                            MATTERS TO BE COVERED IN
                         OPINION OF COUNSEL OF COMPUCOM

     The opinion of counsel to be given pursuant to Section 2.4(a)(vii) by counsel for CompuCom shall cover the following matters:

     (a) CompuCom is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

     (b) CompuCom has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted.

     (c) CompuCom has all requisite corporate power to execute and deliver, and perform its obligations under, the Asset Purchase Agreement, the Bill of Sale, the Instrument of Assignment and Assumption, the Non-Competition and Referral Agreement, the Transition Services Agreement, the Sublease and the Mason Letter Agreement (collectively, the "CompuCom Documents"); the CompuCom Documents have been duly authorized, executed and delivered by CompuCom and constitute legal, valid and binding obligations of CompuCom enforceable against it in accordance with their respective terms except as such enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and all necessary corporate action on the part of CompuCom required to be taken to authorize the execution and delivery by CompuCom of the CompuCom Documents, the performance of CompuCom's obligations under the CompuCom Documents and the consummation of the transactions contemplated thereby has been taken.

     (d) The execution and delivery by CompuCom of the CompuCom Documents, the performance by CompuCom of the terms and provisions thereof, and the consummation of the transactions contemplated thereby, will not (i) conflict with or result in any violation of any provision of CompuCom's Certificate of Incorporation or Bylaws, each as amended to the date hereof, (ii) to such counsel's knowledge, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, contract or other instrument to which CompuCom is a party or by which any of its properties or assets are or may be bound, (iii) to such counsel's knowledge, conflict with or result in any violation of, any order to which CompuCom is a party.

     (e) To such counsel's knowledge, there is no action, suit, inquiry, formal or informal complaint, investigation or other proceeding that is pending or threatened involving CompuCom or its property or assets, at law or in equity, in or before any Governmental Entity.

                              SCHEDULE 2.4(b)(viii)

                            MATTERS TO BE COVERED IN
                         OPINION(S) OF COUNSEL OF SELLER

     The opinion or opinions of counsel to be given pursuant to Section 2.4(b)(viii) by counsel for Seller shall cover the following matters:

     (a) Each of Seller and Real Estate Sub has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

     (b) Each of Seller and Real Estate Sub has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted.

     (c) Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, the Asset Purchase Agreement, the Bill of Sale, the Instrument of Assignment and Assumption, the Non-Competition and Referral Agreement, the Transition Services Agreement, the Sublease and the Mason Letter Agreement (collectively, the "Seller Documents"); each of the Seller Documents has been duly and validly authorized by Seller and (assuming the due authorization, execution and delivery thereof by CompuCom) constitutes a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms except that (a) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (b) such counsel expresses no opinion herein as to the applicability of, or compliance with,
Section 271 of the General Corporation Law of the State of Delaware with respect to the transactions contemplated by the Seller Documents.

     (d) The execution and delivery by Seller of the Seller Documents, the performance by Seller of the respective terms and provisions thereof and the consummation of the transactions contemplated thereby will not (i) conflict with or result in any violation of any provision of Seller's Certificate of Incorporation or Bylaws, each as amended to the date hereof, (ii) assuming that Seller and Real Estate Sub receive consideration at least equal to the fair market value of the Purchased Assets and the proceeds from the sale of the Purchased Assets are applied in compliance with Section 4.09 of the Indenture dated as of July 29, 1998 (the "Indenture") among Seller, the Guarantors named therein and Marine Midland Bank, as Trustee, except as set forth on Schedule 3.3 to the Asset Purchase Agreement, to such counsel's knowledge, conflict with or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which Seller is a party or by which any of the Purchased Assets are or may be bound, which conflict, violation, default, termination, acceleration or voidance could reasonably be expected to have a Material Adverse Effect or (iii) to such counsel's knowledge, conflict with or result in any violation of any order of any Governmental Entity to which Seller is a party or by which the Purchased Assets are or may be bound, which conflict or violation could reasonably be expected to have a Material Adverse Effect; provided that such counsel expresses no opinion as to the applicability to the transactions contemplated by the Seller Documents, or compliance with (A)
Section 271 of the General Corporation Law of the State of Delaware, (B) Section
5.01 of the Indenture, or (C) Section 10.01 of Part 2, General Provisions, of the Indenture dated as of March 18, 1987, as supplemented on November 13, 1991, August 6, 1993 and December 15, 1994, between Businessland, Inc. and Security Pacific National Bank, as Trustee.

     (e) Real Estate Sub has all requisite corporate power and authority to execute and deliver, and perform its obligations under, the Deed.

     (f) The Deed has been duly and validly authorized by Real Estate Sub and (assuming the due authorization, execution and delivery thereof by CompuCom) constitutes a valid and legally binding agreement of Real Estate Sub, enforceable against Real Estate Sub in accordance with its terms except that the enforcement thereof may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

     (g) The execution and delivery by Real Estate Sub of the Deed, the performance by Real Estate Sub of the terms and provisions thereof and the consummation of the transactions contemplated thereby will not (i) conflict with or result in any violation of any provision of Real Estate Sub's Certificate of Incorporation or Bylaws, each as amended to the date hereof, (ii) except as set forth on Schedule 3.3 to the Asset Purchase Agreement, to such counsel's knowledge, conflict with or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or lapse of time or both) pursuant to, or result in being declared void or violable, any term or provision of any note, bond, mortgage, indenture, lease, license, contract or other instrument to which Real Estate Sub is a party or by which any of the Purchased Assets of Real Estate Sub are or may be bound, which conflict, violation, default, termination, acceleration or voidance could reasonably be expected to have a Material Adverse Effect or (iii) to such counsel's knowledge, conflict with or result in any violation of any order of any Governmental Entity to which Real Estate Sub is a party or by which the Purchased Assets of Real Estate Sub are or may be bound, which conflict or violation could reasonably be expected to have a Material Adverse Effect; provided that such counsel expresses no opinion herein as to the applicability to the transactions contemplated by the Seller Documents of, or compliance with,
Section 5.01 of the Indenture.

     (h) To the best of such counsel's knowledge, there is no action, suit, inquiry, complaint, investigation or other proceeding that is pending or threatened against Seller or the Purchased Assets, at law or in equity, in or before any Governmental Entity which could reasonably be expected to have a Material Adverse Effect.











                                      -3-